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                                                                    Exhibit 10.4

                                  AMENDMENT TO
                 BJ SERVICES COMPANY 1990 STOCK INCENTIVE PLAN
                           (AS AMENDED AND RESTATED)


         WHEREAS, BJ SERVICES COMPANY (the "Company") has heretofore adopted and subsequently amended and restated the BJ SERVICES COMPANY 1990 STOCK INCENTIVE PLAN (the "Plan"); and

         WHEREAS, pursuant to certain amendments to the rules promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended (the "Amended Rules"), the Company desires to amend the Plan to ensure compliance with the Amended Rules;

         NOW, THEREFORE, the Plan shall be amended as follows, effective December 12, 1996:

         1.      The second sentence of the second paragraph of Article I,
Section 3, shall be deleted and the following shall be substituted therefor:

                 "No person shall be eligible to serve on the Committee unless he is then a Section 16 Director and also an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"). A "SECTION 16 DIRECTOR" means a director that meets the criteria of a "Non-Employee Director" as defined in Rule 16b-3 ("RULE 16B-3") promulgated under the Securities Exchange Act of 1934, as amended (the "ACT"), if and as such rule is then in effect."

         2. Clause (f) of Article I, Section 4, shall be amended by adding the phrase "(as hereinafter defined)" after the term "Non-Employee Directors."

         3. Paragraph (b) of Article I, Section 9, shall be amended by deleting the phrase "'disinterested persons' within the meaning of Rule 16b-3" and by substituting the term "Section 16 Directors" therefor.

         4. Article VII shall be deleted and the following shall be substituted therefor:

                 Any issuance of Common Stock pursuant to the exercise of an option or other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto. With respect to any Non-Employee Director and any Employee Optionee or Employee Grantee who is subject to Rule 16b-3 at the time tax withholding is required with respect to an Award payable in Common Stock, such Non-Employee Director, Employee Optionee or Employee Grantee may direct the Company to withhold from such Award a number of shares of Common Stock having an aggregate fair market value per share equal to the amount of tax required to be withheld. Notwithstanding the preceding sentence, the withholding of shares to satisfy the tax withholding requirement shall be allowed only at the discretion of the Committee with respect to Awards outstanding as of December 12, 1996.

         5. As amended hereby, the Plan is specifically ratified and reaffirmed.